                                                                    EXHIBIT 99.1

       ILLINOIS SUPERCONDUCTOR ANNOUNCES ADDITIONAL $1 MILLION INVESTMENT

         Mount Prospect, IL (December 29, 1999) - Illinois Superconductor Corporation ("OTC Bulletin Board: ISCO"), a leading supplier of superconducting technology for the wireless telecommunications industry, today announced that the syndicate that last month invested $1 million in ISC senior secured convertible notes together with warrants has exercised its right to invest an additional $1 million on the same terms. The syndicate, consisting of Alexander Finance, LP, Elliott Associates, L.P., and Westgate International, L.P., has the right, but not the obligation, to invest up to an additional $4 million on the same terms during the period ending August 5, 2000.

         Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about Illinois Superconductor is available on the Company's internet web site at http://www.ilsc.com.

         Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies which could cause the Company's actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations, uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the Nasdaq National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.




                                      -2-